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                                   EXHIBIT 11
                               ALLTEL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           (Dollars and Shares in Thousands, except per share amounts)


For the Years Ended December 31,                 1994       1993       1992       1991       1990

Net income applicable to
  common shares                              $270,521   $260,439   $226,894   $196,883   $197,249
Adjustments for convertible securities:
  preferred stocks                                258        293        355        566        716

Net income applicable to common
  shares, assuming conversion
  of above securities                        $270,779   $260,732   $227,249   $197,449   $197,965


Average common shares outstanding
  for the year including equivalents          189,454    187,665    185,672    180,007    181,453
Increase in shares which would
  result from conversion of
  convertible preferred stocks                    670        755        905      2,921      3,519
Average common shares, assuming
  conversion of the above securities          190,124    188,420    186,577    182,928    184,972


Earnings per share of
  common stock:

  Primary                                       $1.43      $1.39      $1.22      $1.09      $1.09

  Fully-diluted                                 $1.42      $1.38      $1.22      $1.08      $1.07



    Note:  Amounts have been restated for mergers accounted for as a pooling-of-interests.
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